                                                               EXHIBIT (a)(1)(b)

                        WRITTEN INSTRUMENT AMENDING THE
                              AMENDED AND RESTATED
                              DECLARATION OF TRUST
                                OF PACIFIC FUNDS


     RESOLVED, that the undersigned, being a majority of the Trustees of Pacific Funds, a Delaware business trust (the "Trust"), acting pursuant to Article III,
Section 7 of the Amended and Restated Agreement and Declaration of Trust, dated June 12, 2001 ("Declaration of Trust"), and having heretofore divided the shares of beneficial interest of the Trust in twelve separate Series (the "Series"), hereby amend the Declaration of Trust by designating and establishing two additional Series to be known as the "PF Putnam Equity Income Fund" and "PF Putnam Research Fund", such new Series to have the relative rights and preferences set forth in the Declaration of Trust and in the Registration Statement of the Trust as may be in effect from time to time.


     IN WITNESS WHEREOF, the undersigned have caused these presents to be executed as of the 8th day of October 2001.


/s/ Thomas C. Sutton                      /s/ Lucie H. Moore
--------------------                      ------------------
Thomas C. Sutton                          Lucie H. Moore
Trustee                                   Trustee


/s/ Richard L. Nelson                     /s/ Alan Richards
---------------------                     -----------------
Richard L. Nelson                         Alan Richards
Trustee                                   Trustee


/s/ Lyman W. Porter
-------------------
Lyman W. Porter
Trustee